Exhibit 10.1
CONSULTING AGREEMENT
This Consulting Agreement (the “Agreement”) is made as of February 9, 2009 by and between XENONICS HOLDINGS, INC., A Nevada corporation (the “Company”), and MULTIVARIABLE SOLUTIONS LLC (“Consultant”).
1. Consulting Arrangement. The Company shall retain Consultant, and Consultant shall serve the Company as a Consultant.
2. Duties. Consultant will perform consulting services for the Company as its advisor in sales, marketing and strategic planning matters involving the military and other agencies or entities. Consultant’s potential services are more particularly described on Exhibit “A” attached hereto.
3. Term. The term of the Agreement (“Term”) shall be for twelve (12) months commencing February 9, 2009 and ending on February 8, 2010, and shall automatically be extended from year-to-year unless either party gives thirty (30) days written notice to the other party. This Agreement can be terminated by either party at any time with thirty (30) days written notice to the other party.
4. Compensation. The Company shall pay to Consultant $10,000 per month. In addition, the Company shall pay Consultant: (i) three percent (3%) of net payments to the Company relating to purchase orders received by the Company during the Term hereof for which Consultant provides material services; and (ii) three percent (3%) of all net payments to the Company relating to purchase orders received by the Company during the Term hereof from the Crew-Served Program and the I Corps, U.S. Army Operational Needs Statement.
5.  Termination of Options. Consultant presently owns options to purchase 125,000 shares of common stock of the Company. These options will be terminated as of the date hereof and shall be of no further force or effect.
6. Expenses. All travel, entertainment and other reasonable business expenses incident to the rendering of services by Consultant hereunder will be promptly paid or reimbursed by the Company subject to the submission being in accordance with the Company’s policies in effect from time to time.
7. Non-Disclosure. Consultant will not at any time after the date of this Agreement divulge, furnish, or make accessible to anyone (other than in the regular course of business of the Company) any knowledge or information with respect to confidential or secret processes, inventions, discoveries, improvements, formulas, plans, material, devices, or ideas or other know how, whether patentable or not, with respect to any confidential or secret engineering, development or research work or with respect to any other confidential or secret aspect of the business of the Company.

8. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be one and the same instrument.
IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

XENONICS HOLDINGS, INC.
By:	/s/ Alan P. Magerman
Alan P. Magerman, Chairman

MULTIVARIABLE SOLUTIONS LLC
By:	/s/ Charles Hunter
Charles Hunter,
Managing Member

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